Exhibit 4.5


               THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                      c/o Prudential Capital Group
                          Four Gateway Center
                       Newark, New Jersey 07102

                                             As of November 14, 1994

CONE MILLS CORPORATION
1201 Maple Street
Greensboro, North Carolina 27405

   Attn: Mr. David Bray, Treasurer

Ladies and Gentlemen:

   This letter is to amend the Note Agreement dated as of August 13, 1992, as amended previously (the "Note Agreement") between Cone Mills Corporation (the "Company") and The Prudential Insurance Company of America ("Prudential"). Capitalized words in this letter shall have the same meaning as in the Note Agreement except as otherwise defined herein. Prudential and the Company agree that the Note Agreement shall be amended as follows:

    1. Paragraph 6A is hereby amended and restated in its entirety as follows:

       "6A. FUNDS FROM OPERATIONS TO DEBT RATIO. The Company covenants that it will not permit its Funds from Operations to Debt Ratio to be less than 26% at the end of any fiscal quarter."

    2. Paragraph 6B is hereby amended and restated in its entirety as follows:

       "6B. [Intentionally omitted]"

    3. Clause(3) of paragraph 6C(2) is hereby deleted and clauses (1) and (2) of Paragraph 6C(2) are hereby amended and restated in their entirety as follows:

       "(1) the sum of (i) Debt, whether Secured or Unsecured (other than the Cornwallis Debt) of the Company and its Subsidiaries, plus (ii) eight (8) times Rental Charges to exceed at any time an amount equal to 61% of the sum of Total Capitalization plus eight (8) times Rental Charges at such time; and

        (2) Priority Debt (other than the Cornwallis Debt) to exceed at any time an amount equal to 10% of Total Capitalization at such time;

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Cone Mills Corporation
As of November 14, 1994
Page 2


    4. Paragraph 6C(3)(v) is hereby amended and restated in its entirety as follows:

       "make or permit to remain outstanding other Investments in an aggregate amount which does not at any time exceed 20% of Total Capitalization."

    5. Clause (iii) of Paragraph 6H is hereby deleted and clause (ii) of paragraph 6H is hereby amended and restated as follows:

       "or (ii) all the Maximum Net Investment (as defined in the Purchase Agreement) to exceed 60% of Receivables (as defined in the Purchase Agreement)."

    6. The definitions of "CONSOLIDATED NET EARNINGS" and "SECURED DEBT" contained in Paragraph 10B are hereby amended and restated in their entirety as follows:

       ""CONSOLIDATED NET EARNINGS" shall mean consolidated net revenues of the Company and its Subsidiaries taken as a whole less all operating and nonoperating expenses of the Company and its Subsidiaries, but not including in net revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets other than in the ordinary course of business consistent with the Company's practices existing on the Date of Closing (i.e., assets other than assets included in the determination of Current Assets), any gains resulting from the write-up of assets, any earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition, or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary, financing gains from debt restructuring or repurchases, any dividends or other income earned from any equity securities held or sold by the Company or any Subsidiary or the amount of any minority interest, all as determined in accordance with generally accepted accounting principles.

    "RENTAL CHARGES" shall mean, on any determination date, all payment obligations of the Company and its Subsidiaries under all Operating Leases for most recently ended four fiscal quarters, determined on a consolidated basis.

    "SECURED DEBT" shall mean, without duplication, (i) the aggregate principal amount outstanding of all Debt secured by Liens permitted under Paragraph 6C(1), and (ii) any Capitalized Lease Obligation."

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Cone Mills Corporation
As of November 14, 1994
Page 3


    7. Paragraph 10B is hereby amended by adding the following definitions in alphabetical order:

    ""FUNDS FROM OPERATIONS" shall mean, on any determination date, the sum of Consolidated Net Earnings for the four fiscal quarters ending on such determination date plus the amount of any reserves for deferred income taxes, depreciation and amortization deducted in determining Consolidated Net Earnings.

    "FUNDS FROM OPERATIONS TO DEBT RATIO" shall mean, on any determination date, the quotient (expressed as a percentage) of (i) Funds from Operations for the fiscal quarter ending on such determination date divided by (ii) Debt.

    "TOTAL CAPITALIZATION" shall mean, on any determination date, the sum of
    (i) Debt and (ii) consolidated stockholder's equity of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles."

    7. Except as amended herein, all of the terms, conditions and obligations of the Note Agreement shall remain in full force and effect.

    If you agree to these changes, please sign each copy of this letter enclosed and return two of them to Prudential, at which time this letter shall become a binding agreement as of the date first above written.

                                  Very truly yours,

                                  THE PRUDENTIAL INSURANCE
                                   COMPANY OF AMERICA

                                  By:  /s/ Robert R. Derrick
                                       Vice President

Agreed to and accepted
as of November 17, 1994

CONE MILLS CORPORATION

By: /s/ David E. Bray
    Treasurer